Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Fifth Consecutive Profitable Quarter
Net Income More than Doubles Year-over-Year on 6% Revenue Increase

Westminster, MA – August 15, 2016 – TechPrecision Corporation (OTCQB: TPCS) ("TechPrecision" or "the Company"), an industry leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today reported financial results for the first quarter period of fiscal year 2017, the period ended June 30, 2016.

First Quarter Recap

"This was another quarter of operational and financial progress as we delivered a profit for our fifth consecutive quarter," stated Alexander Shen, TechPrecision's Chief Executive Officer. "We more than doubled net income on a 6% increase in sales, as we continue to benefit from our consistent sharp focus on productivity initiatives and top line growth with key customers.  This progress has enabled us to refinance our equipment loan with a new lender, part of an ongoing effort to improve our balance sheet. As a result, we reported $2.9 million in cash and $1.9 million in working capital at June 30, 2016, both significantly improved compared to March 31, 2016 levels."

"Moving forward, we intend to maintain the sharp focus that led us to this point of our recovery," continued Mr. Shen.  "We continue to replenish our backlog, focusing on new business contracts with our core customers which utilize our core competencies in custom, large scale, high precision fabrication and machining, and leverage our established expertise, certifications, and qualifications in the defense, nuclear, and precision industrial sectors."

"Our backlog at July 31, 2016 was approximately $20.2 million, compared to $17.1 million and $19.8 million at June 30, 2016 and March 31, 2016, respectively," added Mr. Shen. "We have not altered our focus.  We target defense, nuclear and precision industrial as our primary markets."

First Quarter of Fiscal 2017 Financial Results

•	Net sales were $4.6 million or a 6% increase when compared to the same quarter a year ago.
•	Gross profit was $1.5 million compared to $1.3 million in the same quarter last year. Gross margins improved in the first quarter of fiscal 2017 due to a higher margin product mix.
•	Net income of $445,000 increased significantly compared to a net income of $206,000 in the same quarter a year ago.

Balance Sheet Summary

On April 26, 2016, the Company, through its wholly owned subsidiary Ranor, Inc., executed and closed a Master Loan and Security Agreement, or MLSA, with People's Capital and Leasing Corp. People's agreed to loan $3.0 million at a fixed rate of 7.90% per annum to Ranor and loan proceeds were disbursed to Ranor on April 26, 2016. In connection with the MLSA, $2.7 million of the proceeds from the People's Loan were disbursed to Utica Leaseco, LLC as payment in full for principal and interest under the Utica equipment loan. The fixed rate under the MLSA is approximately 290 basis points lower than the rate on the Utica equipment loan it replaced. Under the terms of the MLSA, we will decrease our principal and interest payments over the next three fiscal years by more than $300,000 per year.

At June 30, 2016, TechPrecision had working capital of $1.9 million compared to working capital of $0.5 million at March 31, 2016. The Company had $2.9 million in cash at June 30, 2016 compared to $1.3 million at March 31, 2016.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on August 15, 2016. To participate in the live conference call, please dial 1-866-635-0172 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-785-424-1629. When prompted, reference Conference ID: TECH.

A replay will be available until September 15, 2016. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 10069.

The call will also be available live by webcast at TechPrecision Corporation's website, www.techprecision.com, and will also be available over the Internet and accessible at http://www.investorcalendar.com/IC/CEPage.asp?ID=175230.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Wuxi Critical Mechanical Components Co., Ltd., manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision's goal is to be an end-to-end service provider to its customers by furnishing customized and integrated "turn-key" solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the availability of appropriate financing facilities, the Company's ability to receive contract awards through competitive bidding processes, the Company's ability to maintain standards to enable it to manufacture products to exacting specifications, the Company's ability to enter new markets for its services, market and customer acceptance of the Company's products, the Company's reliance on a small number of customers for a significant percentage of its business, competition, government regulations and requirements, pricing and development difficulties, the Company's ability to make acquisitions and successfully integrate those acquisitions with its business,  general industry and market conditions and growth rates, general economic conditions, and other risks discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission (the "SEC") and available on the SEC's website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors.  Any forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

-- Tables Follow --

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2016	March 31, 2016
ASSETS
Current assets:
Cash	$2,858,278	$1,332,166
Accounts receivable, less allowance for doubtful accounts of $0 at June 30, 2016 and March 31, 2016	1,395,905	2,022,480
Costs on uncompleted contracts, in excess of progress billings	1,614,437	2,395,642
Inventories- raw materials	139,915	128,595
Other current assets	541,425	530,808
Total current assets	6,549,960	6,409,691
Property, plant and equipment, net	4,638,134	4,814,184
Deferred income taxes	684,270	684,270
Other noncurrent assets, net	123,900	176,344
Total assets	$11,996,264	$12,084,489

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$617,919	$996,065
Accrued expenses	1,670,250	1,804,485
Income taxes payable	18,485	9,032
Advanced claims payment	507,835	507,835
Billings on uncompleted contracts, in excess of related costs	1,221,050	1,629,018
Current portion of long-term debt	577,336	953,106
Total current liabilities	4,612,875	5,899,541
Long-term debt, net	4,482,724	3,735,410
Deferred income taxes	684,270	684,270
Noncurrent accrued expenses	32,258	37,097
Stockholders' Equity:
Common stock - par value $.0001 per share, 90,000,000 shares authorized,
27,324,593 shares issued and outstanding at June 30, 2016,
and 27,324,593 shares issued and outstanding at March 31, 2016	2,732	2,732
Additional paid in capital	7,106,354	7,094,749
Accumulated other comprehensive income	20,626	21,568
Accumulated deficit	(4,945,575)	(5,390,878)
Total stockholders' equity	2,184,137	1,728,171
Total liabilities and stockholders' equity	$11,996,264	$12,084,489

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,
	2016	2015
Net sales	$4,644,805	$4,374,975
Cost of sales	3,109,412	3,092,116
Gross profit	1,535,393	1,282,859
Selling, general and administrative	888,178	804,207
Income from operations	647,215	478,652
Other income (expense)	746	(189)
Interest expense	(193,210)	(272,122)
Interest income	5	10
Total other expense, net	(192,459)	(272,301)
Income before income taxes	454,756	206,351
Income tax expense	9,453	--
Net income	$445,303	$206,351
Other comprehensive loss, before tax:
Foreign currency translation adjustments	(942)	(61)
Other comprehensive loss, before tax	(942)	(61)
Income tax expense on other comprehensive loss items	--	--
Comprehensive income, net of tax	$444,361	$206,290
Net income per share (basic)	$0.02	$0.01
Net income per share (diluted)	$0.02	$0.01
Weighted average number of shares outstanding (basic)	27,324,593	24,867,019
Weighted average number of shares outstanding (diluted)	27,711,919	24,867,019

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$445,303	$206,351
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	176,050	197,228
Amortization of debt issue costs	48,918	79,689
Stock based compensation expense	11,605	13,957
Provision for contract losses	(35,069)	20,371
Changes in operating assets and liabilities:
Accounts receivable	626,575	4,724
Costs on uncompleted contracts, in excess of progress billings	781,205	207,755
Inventories – raw materials	(11,320)	(959)
Other current assets	172,780	11,078
Other noncurrent assets	52,444	--
Accounts payable	(378,146)	(386,285)
Accrued expenses	(105,465)	14,520
Accrued taxes	9,453	--
Advanced claims payment	--	507,835
Billings on uncompleted contracts, in excess of related costs	(407,968)	(496,955)
Net cash provided by operating activities	1,386,365	379,309

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	--	(17,600)
Net cash used in investing activities	--	(17,600)

CASH FLOWS FROM FINANCING ACTIVITIES
Deferred loan costs	(144,338)	--
Borrowings of long-term debt	2,828,885	--
Repayment of long-term debt	(2,544,685)	(233,349)
Net cash provided by (used in) financing activities	139,862	(233,349)
Effect of exchange rate on cash	(115)	75
Net increase in cash	1,526,112	128,435
Cash, beginning of period	$1,332,166	$1,336,325
Cash, end of period	$2,858,278	$1,464,760

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